EXHIBIT 99.1

Duke Energy Florida

2021 Settlement Agreement Summary

Summary

On January 14, 2021, Duke Energy Florida ( “DEF”) filed a 2021 Settlement Agreement (“2021 Settlement”) dated January 14, 2021, with the Florida Public Service Commission (“FPSC”). NOTE: This document contains a brief summary of the key provisions, but the specific terms and exhibits included in the 2021 Settlement Agreement govern and control.

Parties to the 2021 Settlement include DEF, the Office of Public Counsel, the Florida Industrial Power Users Group, White Springs Agricultural Chemicals, Inc. d/b/a PCS Phosphate, and NUCOR Steel Florida, Inc.

The 2021 Settlement will provide for rate stability through a base rate stay out provision that expires year-end 2024; however, DEF is allowed a multi-year increase to its base rates of $67 million, $49 million and $79 million in 2022, 2023 and 2024. The 2021 Settlement contains provisions related to return on equity, future investments in cost effective solar power and electric vehicle infrastructure programs and impacts of potential tax reform.

The 2021 Settlement is subject to the review and approval of the FPSC, which is expected in Q2 2021.

Summary of Key Provisions

Base Rates

•	Base rates will be increased by an incremental $67 million in 2022, $49 million in 2023 and $79 million in 2024, for a total of $195 million by 2024.

•	ROE/Cap Structure: Return on equity shall be a midpoint of 9.85% based upon a financial capital structure of 53% equity and 47% debt.

○	This will include a ROE band of +/- 100 bps or a ROE band range of 8.85% to 10.85%, with 9.85% as the midpoint; or if trigger is achieved the range would adjust to 9.1% to 11.1% with 10.1% as the midpoint.

○	ROE adjustment/trigger: If the average 30-year US Treasury Rate increases 50 basis points over a 6 month period DEF will be permitted to increase its ROE by 25-basis points (ex. 9.85% to 10.1%). Additionally, DEF may file for approval of the resulting increase in base rates, subject to not exceeding the new midpoint on ROE.

○	If the trigger occurs, the revenue requirement increase would be capped at $24 million in 2022 or $27 million in 2023 and 2024.

•	Base Rate Freeze: Except for the base rate increases and the potential ROE adjustments described above and tax reform adjustments described below, all other base rates will remain frozen through 2024 unless earnings are outside the 8.85% to 10.85% ROE band, or new band based on operation of the ROE trigger, in which case either party can request an amendment to customer rates.

•	Tax Reform:

○	If tax reform is enacted during the years 2021, 2022 or 2023 and results in an increase to base revenue requirements, then DEF shall increase customer rates commensurate with the increase in tax rates.

○	If tax reform is enacted during 2024 and results in an increase to base revenue requirements, then DEF shall defer those impacts to a regulatory asset to be addressed in base rates, with changes effective no earlier than January 2025.

Duke Energy Florida

2021 Settlement Agreement Summary

(Docket: 2021xxx-EI)

Accelerated coal plant retirements

•	DEF will accelerate the estimated retirement date of the Crystal River North (“CR 4 and 5”) coal-fired power plants from 2042 to 2035.

Clean Energy Connection

•	In January 2021, DEF received approval for its investment of ~$1 billion, 750 megawatts of new cost-effective solar power from 2022 through 2024.

The 2021 Settlement Agreement reflects costs associated with placing the 750 megawatts of solar generation into rate base with revenue requirements which are partially offset by the program subscription fees.

Other Items

•	All matters regarding storm cost recovery for Hurricanes Michael and Dorian have been resolved.

•	In order to mitigate customer rate increases over the term of the settlement, DEF will retain Department of Energy (DOE) Spent fuel recoveries of ~$173 million, which are expected to be received in 2022. In return, DEF will be able to recognize the $173 million into earnings from 2022 – 2024.

•	DEF will implement a new Electric Vehicle Charging Station Program

○	DEF is authorized to invest in 100 company owned DCFC (Direct-current fast charger) stations forecasted to be $25 million over the four-year period 2022-2025.

○	DEF is authorized to implement a rebate program for Commercial & Industrial (“C&I”) customers forecasted to be $29 million over the four-year period 2022-2025 which will be capitalized in rate base.

○	DEF is authorized to add a residential EV Non-Time of Use (Non-TOU) credit program. Residential customers not on a whole home TOU rate who have EV charging stations located at their residence and who participate in the program will be eligible for a $10 per month credit as a proxy for being on a TOU rate.

•	Vision Florida Program: DEF may defer and recover costs associated with implementing its Vision Florida program; a program focused on exploring various emerging technologies including non-carbon emitting generation options, distributed technologies and resiliency of emergency shelters.

○	Specifically, the program may consist of: capital and operating & maintenance (“O&M”) investments associated with but not limited to: up to four Emergency Relief Microgrid projects; a floating solar pilot project at the Hines generating station; an investment in some form of hydrogen power; and solar plus storage projects that are intended to delay or avoid future transmission or distribution investments.

○	As Vision Florida eligible capital projects go in service, DEF shall be authorized to defer all financial impacts including carrying costs associated with the capital projects and will be recovered in DEF’s next base rate proceeding.

○	Total costs under this pilot shall not exceed $100 million capital and $12 million O&M and may be incurred at any time from 2021 – 2025.

•	DEF is authorized to spend approximately $10 million per year for economic development.

•	Upon approval by the FPSC, the new rates will be effective January 1, 2022 with subsequent annual base rate increases effective January 1, 2023 and January 1, 2024.